Exhibit 99.1

Cherokee Global Brands Receives NASDAQ Notice
Regarding Late Filing of Quarterly Report

SHERMAN OAKS, CA (June 27, 2017) — Cherokee Inc. (NASDAQ:CHKE) (“Cherokee Global Brands” or the “company”), a global brand marketing platform that manages a growing portfolio of fashion and lifestyle brands, announced today that on June 21, 2017, it received a notice from the NASDAQ Stock Market (“NASDAQ”) stating that the company is not in compliance with NASDAQ Listing Rule 5250(c)(1) because the company did not timely file with the U.S. Securities and Exchange Commission its Quarterly Report on Form 10-Q (the “Quarterly Report”) for the quarterly period ended April 29, 2017. This notice was issued in accordance with standard NASDAQ procedures and has no immediate effect on the listing or trading of the company’s common stock on the NASDAQ Global Select Market.

The NASDAQ notice of noncompliance indicates that the company has until August 21, 2017 to submit a plan to regain compliance with NASDAQ’s continued listing standards. Cherokee Global Brands expects to file the Quarterly Report as soon as reasonably practicable, at which time the company would regain compliance with NASDAQ’s continued listing standards and, assuming the Quarterly Report is filed before August 21, 2017, the requirement to submit a compliance plan to NASDAQ would be eliminated.

About Cherokee Global Brands

Cherokee Global Brands is a global brand marketing platform that manages a growing portfolio of fashion and lifestyle brands, including Cherokee®, Hi-Tec ®, Magnum ®, 50 Peaks®, Interceptor®, Hawk Signature®, Tony Hawk®, Liz Lange®, Completely Me by Liz Lange®, Flip Flop Shops®, Everyday California®, Carole Little®, Sideout®, Sideout Sport®, Saint Tropez-West®, Chorus Line®, All That Jazz®, and others, across multiple consumer product categories and retail tiers around the world. The company currently maintains license and franchise agreements with leading retailers and manufacturers that span over 110 countries in 12,000 retail locations and digital commerce.

Safe Harbor Statement

This news release contains forward-looking statements regarding future events. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances and is based on currently available information and assumptions. Forward-looking statements included in this new release include statements about the company’s expectations regarding the timing of filing the Quarterly Report, and the company’s ability to regain compliance with NASDAQ’s continued listing standards and maintain such compliance in future periods. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected or projected, including, among others, uncertainties about the timing of filing the Quarterly Report and future periodic reports, and risks related to the company’s ability to regain and maintain compliance with NASDAQ’s continued listing standards. The risks described above are not exhaustive. Other risks and uncertainties related to the forward-looking statements made in this news release and the company’s business generally are described in the company’s periodic reports filed with the U.S. Securities and

Exchange Commission. Except as required by law, the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Cherokee Global Brands

Jason Boling, CFO

818-908-9868

Addo Investor Relations

Laura Bainbridge / Patricia Nir

310-829-5400